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                                                                  Exhibit 99.10


                                                                   ANNUAL GRANT

                              DOUBLECLICK, INC.
                  NOTICE OF GRANT OF NON-EMPLOYEE DIRECTOR
                           AUTOMATIC STOCK OPTION


          Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of DoubleClick, Inc. (the
"Corporation"):

          OPTIONEE: __________________________________________________________

          GRANT DATE: ________________________________________________________

          EXERCISE PRICE:  $ _______________________________________ per share

          NUMBER OF OPTION SHARES:  10,000 shares

          EXPIRATION DATE: ___________________________________________________

          TYPE OF OPTION:  Non-Statutory Stock Option

          DATE EXERCISABLE:  Immediately Exercisable

          VESTING SCHEDULE: The Option Shares shall initially be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. Optionee shall acquire a vested interest in, and the Corporation's repurchase right shall accordingly lapse with respect to, the Option Shares upon the Optionee's completion of one year of service as a member of the Corporation's Board of Directors (the "Board") measured from the Grant Date. In no event shall any additional Option Shares vest after Optionee's cessation of Board service.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the automatic option grant program under the DoubleClick, Inc. 1997 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Automatic Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

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          REPURCHASE RIGHT.  OPTIONEE HEREBY AGREES THAT ALL UNVESTED OPTION
SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL NOT BE TRANSFERABLE AND SHALL BE SUBJECT TO REPURCHASE BY THE CORPORATION, AT THE EXERCISE PRICE PAID PER SHARE, UPON OPTIONEE'S TERMINATION OF SERVICE AS A MEMBER OF THE CORPORATION'S BOARD OF DIRECTORS PRIOR TO VESTING IN THOSE SHARES. THE TERMS AND CONDITIONS OF SUCH REPURCHASE RIGHT SHALL BE SPECIFIED IN A STOCK PURCHASE AGREEMENT, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, EXECUTED BY OPTIONEE AT THE TIME OF THE OPTION EXERCISE.

          NO IMPAIRMENT OF RIGHTS. Nothing in this Notice or in the attached Automatic Stock Option Agreement or the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation or the Corporation's stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

          DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Automatic Stock Option Agreement.

DATED: ______________________, 199_


                                  DOUBLECLICK, INC.


                                  By: ______________________________________

                                  Title: ___________________________________


                                         ___________________________________
                                                      OPTIONEE

                                  Address: _________________________________

                                           _________________________________


ATTACHMENTS
EXHIBIT A - AUTOMATIC STOCK OPTION AGREEMENT


                                      2.
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                                   EXHIBIT A

                        AUTOMATIC STOCK OPTION AGREEMENT